Exhibit 99.1

US Precious Metals, Inc. (USPR) Enters into Agreement with Mesa Acquisitions/Alba Petroleos to Explore and Develop USPR's Mexican Property.

MARLBORO, N.J., May 23, 2013 /PRNewswire/ -- US Precious Metals, Inc. (USPR) ("Company")  is pleased to announce that on May 22, 2013 it entered into an agreement with Mesa Acquisitions Group, LLC. in association with Alba Petroleos

( www.albapetroleos.com.sv ) to further explore and develop USPRs Mexican concessions.

Mesa Acquisitions/Alba Petroleos has committed to expend up to approximately $50 million to explore and develop pre-determined portions of two of our Mexican concessions known as Solidaridad 1 & Solidaridad  2 located in Michoacan, Mexico. In addition, they will construct the necessary plant and/or bring in the necessary equipment to process the head ore. In return, they will receive 10 million shares of USPR common stock and receive a 30% interest of the project. USPR will retain 70% of the project.

The work will be implemented and funded by our joint venture partners in 3 stages

Stage 1: Immediate dispatch of high tech satellite imaging to identify mineralization and to confirm the Company's two previous drilling campaigns.  This phase will commence immediately.

Stage 2: Develop the infrastructure necessary to commence mining and milling operations, including road, water, and power installation and staging area development for employees on site. This phase is expected to commence upon completion of Phase 1.

The cost to implement Phase 1& 2 is estimated to be $10 million.

Stage 3: Commence surface mining and sub-surface (underground) mining and build out of processing facilities. This phase is dependent on the timelines on Phase 1 & 2.

The cost to implement Phase 3 is estimated to be $40 million.

Chief Operating Officer Ruben Figueredo and Chief Technical Officer Juan Serrat, who were hired by USPR through Mr. George Mesa's (principal of Mesa Acquisitions Group LLC) recommendation a year ago, will work closely with Mr. Mesa's team to achieve our benchmarks in a timely fashion.  On September 21, 2012, USPR appointed Mr. Mesa as Director of Security for its Mexican mining claims.

Jerry Pane, USPR's Chairman, stated "I am very excited to be in the position today to launch the development of our Michoacan, Mexico property.  Having worked very closely with Mr. Mesa during the past couple of years, we have seen the endless hours he and his team have spent at our site developing a comprehensive plan of action. It brings great comfort to know that this is the beginning of USPR achieving its short and long term goals.  In conjunction with our recently announced agreement to acquire Resource Technology Corp. ("RTC") USPR is poised to maximize value for all our shareholders."

Stay informed on U.S Precious Metal developments by getting FREE news alerts & updates delivered directly to your mobile phone by texting USPR to 545454 from your cellular device.

About USPR:

US Precious Metals, Inc. is an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We focus on gold, silver and copper primarily located in the State of Michoacan, Mexico where we own exploration and exploitation concessions to approximately 37,000 contiguous acres of mineral rights.  In addition, USPR recently announced the agreement to acquire Resource Technology Corp. ("RTC").  RTC has a plasma processing agreement using plasma processing technology and is a 1/3 net revenue share partner in the extraction of precious metals from  three ore supply agreements enabling it to receive 1/3 of the resulting revenues.

About Alba Petroleos:

Alba Petroleos is an international conglomerate located in Venezuela, and is owned in 40% by municipalities governed by President Funes' Party, and in 60% by PDV Caribe, a subsidiary of PDVSA of Venezuela. The company is involved in multiple industries throughout South America and further afield. www.albapetroleos.com.sv

About Mesa Acquisitions Group, LLC:

Mesa Acquisitions Group, LLC is a private entity owned by Mr. George Mesa, and is located in Miami, Florida.

Disclaimer: This Press Release may contain, among other things, certain forward-looking statements, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). USPR news alerts send via SMS Text Message are free; however standard message & data rates may apply. Check with your wire carrier for more details.

U.S. Precious Metals, Inc.

http://usprgold.com (Our new website is currently under construction due to the exciting new developments we are experiencing. We anticipate that we will be back online in the very near future)

Investor Relations: FN Media Group ir@fnmediagroup.com (954)968-9322